Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-278797-04

NORTHERN STATES POWER COMPANY

(a Minnesota corporation)

$600,000,000 5.05% FIRST MORTGAGE BONDS, SERIES DUE MAY 15, 2035

$500,000,000 5.65% FIRST MORTGAGE BONDS, SERIES DUE MAY 15, 2055

Issuer:	Northern States Power Company (a Minnesota corporation)

Issue Format:	SEC Registered

Expected Ratings*:	Aa3/A/A+ (Stable/Negative/Stable) (Moody’s/S&P/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	April 28, 2025

Settlement Date:	May 5, 2025 (T+5)

	2035 Bonds	2055 Bonds

Principal Amount:	$600,000,000	$500,000,000

Maturity Date:	May 15, 2035	May 15, 2055

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2025	Semi-annually on May 15 and November 15, commencing on November 15, 2025

Reference Benchmark Treasury:	4.625% due February 15, 2035	4.500% due November 15, 2054

Benchmark Treasury Price:	103-04+	96-22+

Benchmark Treasury Yield:	4.229%	4.708%

Spread to Benchmark Treasury:	+83 bps	+98 bps

Yield to Maturity:	5.059%	5.688%

Coupon:	5.05%	5.65%

Price to the Public:	99.928% of the principal amount	99.454% of the principal amount

Net Proceeds to Issuer:	$595,668,000 (after deducting the underwriting discount but before transaction expenses)	$492,895,000 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to November 15, 2034 (the par call date), T+12.5 bps (calculated to the par call date)	Prior to November 15, 2054 (the par call date), T+15 bps (calculated to the par call date)

Par Call:	On or after November 15, 2034, at par	On or after November 15, 2054, at par

CUSIP/ISIN:	665772 CZ0 / US665772CZ03	665772 DA4 / US665772DA43

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Mizuho Securities USA LLC PNC Capital Markets LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC BMO Capital Markets Corp. MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc.

Co-Manager:	Academy Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at (866) 271-7403, PNC Capital Markets LLC toll-free at (855) 881-0697, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or TD Securities (USA) LLC toll-free at (855) 495-9846.